Exhibit 99.1

CHOICE HOTELS INTERNATIAL, INC. AND WOODSPRING HOTELS FRANCHISE SERVICES LLC
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Choice Hotels International, Inc. (the “Company”) acquired WoodSpring Hotels Franchise Services LLC (“WoodSpring”) for total cash consideration of approximately $231.6 million on February 1, 2018 (the “Transaction”). Of the cash paid at closing, $0.5 million will be held in escrow for a three month period after closing when the final net working capital adjustment will be determined. The Company financed the acquisition through cash on hand and available borrowings.

The following unaudited pro forma condensed combined financial statements are based on the Company’s and WoodSpring's historical consolidated financial statements as adjusted to give effect to the Company’s acquisition of WoodSpring and the related financing transactions. The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma information is not necessarily indicative of the combined company's actual financial position or actual results of operations had the transaction occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information is not intended to project the future financial position or operating results of the combined company. Our preliminary purchase price allocation was made using our best estimates of fair value, which are dependent upon certain valuation and other analysis that are not yet final. As a result, the unaudited pro forma purchase price adjustments related to the Transaction are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. There can be no assurances that any final valuations will not result in material adjustments to our preliminary estimated purchase price allocation. Further, the unaudited pro forma condensed combined financial information does not give effect to the potential impact of operating efficiencies, revenue enhancements or transaction and integration costs that may result from the Transaction.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2017 and the year ended December 31, 2016 give effect to these transactions as if they had occurred on January 1, 2016. The unaudited pro forma condensed combined balance sheet as of September 30, 2017 gives effect to these transactions as if they had occurred on September 30, 2017.

The unaudited pro forma condensed combined financial statements should be read together with the Company’s historical financial statements, which are included in the Company’s latest annual report on Form 10-K and WoodSpring’s historical information included herein.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2017
(in thousands)

	Choice Hotels International, Inc. Historical	WoodSpring Hotels Franchise Services Historical	Pro Forma Adjustments	Notes (Note 3)	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$238,848	$740	$(202,775)	(a)	$36,813
Receivables, net of allowances	151,672	1,416	(158)	(b)	152,930
Income taxes receivable	19,676	—	—		19,676
Notes receivable, net of allowances	10,789	234	(234)	(c)	10,789
Other current assets	34,338	1,257	(1,234)	(b),(d)	34,361
Total current assets	455,323	3,647	(204,401)		254,569

Property and equipment, at cost, net	83,611	839	(839)	(e)	83,611
Goodwill	80,519	—	93,385	(f)	173,904
Intangible assets, net	14,749	—	137,000	(g)	151,749
Notes receivable, net of allowances	139,803	—	—		139,803
Investments, employee benefit plans, at fair value	19,749	—	—		19,749
Investments in unconsolidated entities	131,128	—	—		131,128
Deferred income taxes	7,835	—	—		7,835
Other assets	28,475	6,075	(6,075)	(b),(d)	28,475
Total assets	$961,192	$10,561	$19,070		$990,823

LIABILITIES AND SHAREHOLDERS EQUITY (DEFICIT)
Current liabilities
Accounts payable	$68,261	$383	$(35)	(b)	$68,609
Accrued expenses and other current liabilities	66,515	1,460	4,157	(b), (i)	72,132
Deferred revenue	136,956	947	(947)	(d)	136,956
Current portion of long-term debt	1,302	—	—		1,302
Total current liabilities	273,034	2,790	3,175		278,999
Long-term debt	800,001	—	29,283	(h)	829,284
Deferred compensation and retirement plan obligations	24,355	—	—		24,355
Other liabilities	64,182	6,471	(6,471)	(d)	64,182
Total liabilities	1,161,572	9,261	25,987		1,196,820
Commitments and contingencies
Total shareholders’ equity (deficit)	(200,380)	1,300	(6,917)	(i)	(205,997)
Total liabilities and shareholders’ equity (deficit)	$961,192	$10,561	$19,070		$990,823

Unaudited Pro Forma Condensed Combined Statements of Income
For the Nine Months Ended September 30, 2017
(in thousands)

REVENUES	Choice Hotels International, Inc. Historical	WoodSpring Hotels Franchise Services Historical	Pro Forma Adjustments	Notes (Note 3)	Pro Forma Combined
Royalty fees	$265,727	$12,222	$—		$277,949
Initial franchise and relicensing fees	18,390	851	—		19,241
Procurement services	25,647	1,051	—		26,698
Marketing and reservation	435,273	6,092	—	(l)	441,365
Other	24,748	1,720	—		26,468
Total revenues	769,785	21,936	—		791,721

OPERATING EXPENSES:
Selling, general and administrative	117,418	10,608	—		128,026
Depreciation and amortization	9,215	224	5,738	(g)	15,177
Marketing and reservation	435,273	3,747	—	(l)	439,020
Total operating expenses	561,906	14,579	5,738		582,223
Gain (loss) on sale of assets, net	(32)	—	—		(32)
Operating income	207,847	7,357	(5,738)		209,466

OTHER INCOME AND EXPENSES, NET:
Interest expense	33,884	—	641	(h)	34,525
Interest income	(4,277)	—	669	(j)	(3,608)
Other (gains) and losses	(2,251)	20	—		(2,231)
Equity in net loss of affiliates	3,213	—	—		3,213
Total other income and expenses, net	30,569	20	1,310		31,899
					—
Income before income taxes	177,278	7,337	(7,048)		177,567
Income taxes	55,944	—	(2,608)	(k)	53,336
Net income	$121,334	$7,337	$(4,440)		$124,231

Basic earnings per share	$2.15				$2.20
Diluted earnings per share	$2.14				$2.19

Unaudited Pro Forma Condensed Combined Statements of Income
For the Year Ended December 31, 2016
(in thousands)

REVENUES	Choice Hotels International, Inc. Historical	WoodSpring Hotels Franchise Services Historical	Pro Forma Adjustments	Notes (Note 3)	Pro Forma Combined
Royalty fees	$320,547	$13,774	$—		$334,321
Initial franchise and relicensing fees	23,953	2,265	—		26,218
Procurement services	31,226	850	—		32,076
Marketing and reservation	525,716	5,972	—	(l)	531,688
Other	23,199	1,588	—		24,787
Total revenues	924,641	24,449	—		949,090

OPERATING EXPENSES:
Selling, general and administrative	148,728	14,622	—		163,350
Depreciation and amortization	11,705	231	7,650	(g)	19,586
Marketing and reservation	525,716	2,653	—	(l)	528,369
Total operating expenses	686,149	17,506	7,650		711,305
Gain on sale of assets, net	403	—	—		403
Operating income	238,895	6,943	(7,650)		238,188

OTHER INCOME AND EXPENSES, NET:
Interest expense	44,446	—	855	(h)	45,301
Interest income	(3,535)	—	300	(j)	(3,235)
Other (gains) and losses	(1,504)	105	—		(1,399)
Equity in net income of affiliates	(492)	—	—		(492)
Total other income and expenses, net	38,915	105	1,155		40,175

Income before income taxes	199,980	6,838	(8,805)		198,013
Income taxes	60,609	—	(3,258)	(k)	57,351
Net income	$139,371	$6,838	$(5,547)		$140,662

Basic earnings per share	$2.48				$2.50
Diluted earnings per share	$2.46				$2.49

NOTES TO THE UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS GIVING EFFECT TO THE TRANSACTION

Note 1. Basis of Presentation

The Company has presented the proforma balance sheet as if the Transaction had occurred on September 30, 2017. The Company has presented the pro forma consolidated statements of income for the nine months ended September 30, 2017 and the year ended December 31, 2016 as if the Transaction occurred on January 1, 2016. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements.
The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.
The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. The Company has been determined to be the acquirer under the acquistion method of accounting. As the acquirer, the Company has estimated the fair value of assets acquired and liabilities assumed and performed a preliminary review of WoodSpring’s accounting policies to identify significant differences. Due to the timing of the close of the Transaction, the Company is still finalizing the allocation of the purchase price to the individual assets acquired and liabilities assumed. The allocation of the purchase price included in the pro forma statements is based on the best estimate of management and is preliminary and subject to change. The Company will finalize the amounts recognized as the information necessary to complete the analysis is obtained. In addition, the Company will continue to review WoodSpring’s accounting policies to determine if differences require adjustment or reclassification to conform to the Company’s own accounting policies.
The Company has not completed the process of integrating its operations with those of WoodSpring. As a result, the pro forma financial statements do not include any adjustment for liabilities or related costs that may result from integration activities. In addition, the combined pro forma financial information does not reflect the realization of any integration related cost savings, revenue enhancement or other synergies.

Note 2. Preliminary Purchase Price Allocation
The Company acquired WoodSpring for total cash consideration of approximately $231.6 million on February 1, 2018, including $0.5 million that will be held in escrow for a three month period after closing when the final net working capital adjustment will be determined and $0.3 million of cash acquired. The Company financed the acquisition through cash on hand and available borrowings. Total consideration at closing was calculated as follows:

(in thousands)
Transaction agreement purchase price	$231,250
Net working capital adjustment	169
Reimbursable expenses	(101)
Cash acquired	250
Total consideration	$231,568

The Company has performed a preliminary valuation analysis of the fair market value of WoodSpring's assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date:

(in thousands)
Cash	$250
Working capital	933
Contract asset intangibles	115,000
Tradename	22,000
Goodwill	93,385
Total Consideration	$231,568

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma financial statements. The assets and liabilities assumed of WoodSpring have been recorded at their estimated fair values as of the closing date of February 1, 2018. The estimated fair value of identifiable intangible assets was determined primarily using the “income approach,” which requires a forecast of the expected future cash flows and the relief from royalty method. The excess of the consideration transfered in the acquisition over the net amounts assigned to the fair value of the identifiable assets will be recorded as goodwill, which represents the value of increasing the size of the WoodSpring hotel portfolio and other revenue enhancement and operating efficiencies. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes to the working capital adjustment (2) changes in allocations to intangible assets such as trade names, contract assets and goodwill and (3) other changes to assets and liabilities.

Note 3. Pro Forma Adjustments
The following adjustments have been reflected in the unaudited pro forma condensed combined financial information. The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change.

(a)
Pro forma adjustments to cash and cash equivalents include (i) the decline in the Company's available cash balances for the portion utilized to fund the acquisition, as well as (ii) a reduction of WoodSpring cash related to the cash on hand retained by the seller in accordance with the purchase agreement.

9/30/2017
(in thousands)
Cash utilized in acquisition	$202,285
Cash retained by the seller in accordance with purchase agreement	490
$202,775

(b)
Represents adjustments to record the fair value of the acquired WoodSpring assets and liabilities as of the acquisition date. Pro forma adjustments to receivables, prepaid expenses, other assets, accounts payable, accrued expenses and other current liabilities represent changes in working capital as a result of business operations during the period from September 30, 2017 to the acquisition date of February 1, 2018. See Note 2 for the preliminary purchase price allocation as of the acquisition.

(c)
Reflects the adjustment of the historical forgivable notes receivable acquired by the Company to their estimated fair value. As no cash is expected to be received under these arrangements, the notes were determined to have no standalone fair value.

(d)
Reflects the adjustment of historical deferred initial fee revenues and sales commission expenses to their fair value within the purchase price allocation. Based on the preliminary purchase price allocation, neither asset nor liability has a fair value and as such will be eliminated from the historical balance sheet.

(e)	Represents the decrease in the basis of the acquired property, plant and equipment, which has no estimated remaining fair value.

(f)	Reflects the recordation of goodwill associated with the acquisition.

(g)
Reflects the adjustment of historical intangible assets acquired by the Company to their estimated fair values. As part of the preliminary valuation analysis, the Company identified intangible assets, including contract assets and trade names. The fair value of identifiable intangible assets was determined primarily using the “income approach,” which requires a forecast of the expected future cash flows and the relief from royalty method. The Company allocated the purchase price based upon a preliminary assessment of the fair value of the assets and liabilities assumed as of February 1, 2018. The Company continues to gather information concerning the valuation of assets acquired and liabilities assumed (including identified intangible assets and their associated lives) and is in the process of reviewing the preliminary assessment with its valuation specialists. As a result, the allocation is not final. The following table summarizes the preliminary estimated fair values of WoodSpring’s identifiable intangible assets and their estimated useful lives:

	Fair Value	Useful Life	12/31/2016 Amortization Expense	9/30/2017 Amortization Expense
($ in thousands)
Contract asset intangibles	$115,000	12 to 20 years	$7,650	$5,738
Tradename	22,000	Indefinite	—	—
Pro-forma adjustment			$7,650	$5,738

(h)
The Company financed the Transaction with cash on hand and available borrowings. The pro forma adjustment reflects the increase in borrowings from the Company's revolving credit facility utilized to fund the Transaction.

The following table represents the increase to interest expense resulting from the additional borrowings on the Company's revolving credit facility based on the the rate in effect for the revolving credit facility as of the date of closing. A 100 basis point increase or decrease in the interest rate on borrowings under the Company's revolving credit facility would result in approximately a $0.2 million and $0.3 million increase or decrease to pro forma interest expense for the nine month period ending September 30, 2017 and twelve month period ended December 31, 2016, respectively.

	Year ended December 31, 2016	Nine months ended September 30, 2017
	($ in thousands)
Additional debt incurred pursuant to the Transaction	$29,283	$29,283
Interest rate	2.92%	2.92%
Pro forma adjustment to interest expense	$855	$641

(i)	Represents the elimination of the historical equity of WoodSpring and the recordation of $5.6 million in transaction costs incurred subsequent to September 30, 2017.

September 30, 2017
(in thousands)
Reversal of WoodSpring historical equity	$1,300
Accrual of transaction fees incurred subsequent to September 30, 2017	5,617
Total pro forma adjustment	$6,917

(j)
Represents the decrease in interest income related to the use of the Company’s cash balance to fund the acquisition. The decrease relates primarily to interest earned on the Company’s cash deposits, which were utilized in 2018 to fund the Transaction.

(k)	Reflects the income tax effect of pro forma adjustments based on the estimated blended statutory federal and state tax rate of 37% for both periods presented.

(l)
Included within the Marketing and Reservation revenue line items for both the nine months ended September 30, 2017 and year ended December 31, 2016, are approximately $2.6 million in related party revenues from franchise contracts formerly held by WSFS's parent company. Expenses related to these contracts have been categorized within the Selling, General and Administrative and Depreciation and Amortization financial statement line items, as was the WSFS's policy for related-party revenues and expenses. Subsequent to the transaction and the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers ("ASC 606"), the Company intends to record all marketing and reservation related expenses related to Woodspring franchise contracts within the Marketing and Reservation expense line item. Over time, the Company expects cumulative revenues and expenses to break even. However, the Company does not expect that marketing and reservation activities will break even on a quarterly or annual basis. As a result, net income or loss may be generated from marketing and reservation activities.

Note 4 - Earnings Per Share
No additional shares were issued in connection with the acquisition of WoodSpring. The computation of basic and diluted earnings per common share for the combined company is as follows:

	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
	(in thousands, except per share amounts)
Computation of Basic Earnings Per Share:
Numerator:
Net income	$124,231	$140,662
Income allocated to participating securities	(882)	(984)
Net income available to common shareholders	$123,349	$139,678
Denominator
Weighted average common shares outstanding -- basic	56,059	55,872
Basic earnings per share	$2.20	$2.50

Computation of Diluted Earnings Per Share:
Numerator:
Net income	$124,231	$140,662
Income allocated to participating securities	(878)	(981)
Net income available to common shareholders	$123,353	$139,681
Denominator:
Weighted average common shares outstanding -- basic	56,059	55,872
Diluted effect of stock options and PVRSUs	357	283
Weighted average commons shares outstanding -- diluted	56,416	56,155
Diluted earnings per share	$2.19	$2.49

Note 5 - Transaction Costs
The pro forma financial income statements do not reflect any adjustments for costs incurred in execution of the Transaction as no material costs were incurred prior to September 30, 2017. The Company incurred $5.6 million of Transaction related costs from October 1, 2017 through February 1, 2018, which have been included as an adjusting entry to retained earnings and accrued liabilities on the balance sheet. See Note 3(i).